Exhibit 99.1

EPIRUS Biopharmaceuticals Appoints Industry Veteran Vincent E. Aurentz as Chief Business Officer

Boston, MA — (GlobeNewswire) — November 10, 2015 — EPIRUS Biopharmaceuticals, Inc. (Nasdaq:EPRS), a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs), today announced that Vincent E. Aurentz has joined the Company as Chief Business Officer.

“We are pleased to welcome Vince to the EPIRUS team as we continue our mission to build a sustainable, profitable biosimilar business,” said Amit Munshi, President and Chief Executive Officer, EPIRUS Biopharmaceuticals. “We are confident his more than 25 years of diverse experience in the life sciences industry, including R&D and business development, will contribute greatly to EPIRUS moving forward as we develop and commercialize biosimilars in global markets.”

“As the biosimilars sector continues to establish itself in an industry that is undergoing measurable changes, it is an exciting time to join the executive team at EPIRUS,” said Aurentz. “Companies focused on biosimilars are poised to have a major impact to address the challenges facing our global healthcare system, and I look forward to being part of EPIRUS to expand the access and availability of biosimilars and improve the delivery of healthcare.”

Aurentz most recently served as the President of HemoShear Therapeutics, where he oversaw the scientific and business development efforts including collaborations with global organizations such as Pfizer, Eli Lilly, Janssen R&D and Children’s National Health System. Prior to joining HemoShear Therapeutics, Mr. Aurentz was Executive Vice President and member of the Executive Management Board at Merck KGaA (Merck Serono) where he directed R&D programs, portfolio strategy and headed all deal activity and venture investments. He is a former Executive Vice President at Quintiles, Co-founder and Managing Director of a venture capital and advisory business and started his career at Andersen Consulting (now Accenture).

About EPIRUS Biopharmaceuticals

EPIRUS Biopharmaceuticals (Nasdaq: EPRS) is a biopharmaceutical company focused on the global development and commercialization of biosimilar monoclonal antibodies (mAbs). EPIRUS’ goal is to improve global patient access to important, cost-effective medicines.  EPIRUS’ current pipeline of biosimilar product candidates includes: BOW015 (infliximab, reference biologic Remicade®); BOW050 (adalimumab, reference biologic Humira®); BOW070 (tocilizumab, reference biologic Actemra®); BOW080 (eculizumab, reference biologic Soliris®); BOW090 (ustekinumab, reference biologic STELARA®); and BOW100 (golimumab, reference biologic SIMPONI®). The reference products for these candidates together generated approximately $29.2 billion in global sales for 2014, according to EvaluatePharma®. EPIRUS has established multiple partnerships to support its regulatory and commercialization efforts in global markets. For more information visit EPIRUS’ website at www.epirusbiopharma.com.

Contact Information:

For media inquiries:

Mike Devine, FleishmanHillard

+1-212-453-2324

michael.devine@fleishman.com

For investor inquiries:

Tom Shea, EPIRUS Biopharmaceuticals

+1-617-600-3471

tshea@epirusbiopharma.com

Source: EPIRUS Biopharmaceuticals, Inc.

(i) Remicade is a registered trademark of Johnson and Johnson (www.jnj.com); Humira is a registered trademark of AbbVie (www.abbvie.com); Actemra is a registered trademark of Chugai Seiyaku Kabushiki Kaisha Corp., a member of the Roche Group (www.gene.com); Stelara is owned and marketed by Centocor Ortho Biotech Inc, a wholly owned subsidiary of Johnson and Johnson (www.jnj.com); Simponi is marketed by Janssen Biotech Inc (www.janssenbiotech.com); Soliris is a registered trademark of Alexion Pharmaceuticals, Inc. (www.alxn.com)